Exhibit 99.1

Alkermes Contacts:

For Investors: Sandy Coombs +1 781 609 6377

For Media: Katie Joyce +1 781 249 8927

Alkermes Announces the Appointment of Emily Peterson Alva to its Board of Directors

DUBLIN, May 20, 2021 – Alkermes plc (Nasdaq: ALKS) today announced the appointment of a new independent director, Emily Peterson Alva, to the company’s Board of Directors (“Board”). Emily Peterson Alva is an experienced public company board member and a financial, strategic and business advisor to growth companies. A former Lazard M&A Partner with more than 15 years of investment banking experience, Ms. Alva brings significant experience navigating complex strategic, transactional and governance matters for public companies across many sectors including specific expertise in healthcare and pharmaceuticals.

“I am delighted to welcome Emily to Alkermes’ Board of Directors and look forward to her insights and perspectives as we focus our efforts on high return-on-investment opportunities that are consistent with our long-term growth strategy,” said Richard Pops, Chief Executive Officer and Chairman of Alkermes. “As the fifth new independent director appointed to Alkermes’ Board in the last two years, Emily’s addition to the Board underscores our commitment to board diversity, strong corporate governance and meaningful board refreshment.”

“I am pleased to join Alkermes’ Board of Directors at this exciting time and look forward to working closely with other Board members and with management as Alkermes works to make a meaningful impact on the lives of patients and drive value creation for shareholders,” said Ms. Alva.

“Elliott strongly supports Emily’s appointment to the Alkermes Board and its newly formed Financial Operating Committee,” said an Elliott Advisors spokesperson. “Emily brings significant financial and strategic expertise to the Board. This is another welcome step by Alkermes to drive value creation for shareholders as the company implements its Value Enhancement Plan and builds on recent operational progress.”

About Emily Peterson Alva

Emily Peterson Alva is an experienced public and private company board member and an accomplished finance and strategy advisor to founders and leadership teams of growth companies. Ms. Alva has more than two decades of experience leading transactions and strategic evaluations for boards and leadership teams of large global companies and growth companies. Ms. Alva’s professional experience includes more than 15 years as an investment banker at Lazard, most recently as an M&A Partner. During her Lazard tenure, Ms. Alva advised corporate boards and leadership teams on corporate strategy initiatives. Ms. Alva serves on the Boards of Directors of Amneal Pharmaceuticals, Inc., a global pharmaceutical company, and the Atlanta Life Insurance Company, a financial services company that helps consumers, businesses and communities build and protect wealth. Ms. Alva also serves on the Board of Directors of the Mission Society of New York City. Ms. Alva is a corporate board partner with the Nasdaq Center for Board Excellence and a member of PathNorth, the NextGen Board Leaders, the EY Audit Committee Leaders and Extraordinary Women on Boards; she was also previously selected for the Council on Foreign Relations’ Corporate Leaders Program. Ms. Alva is a faculty member and part of the founding leadership team of the Herndon Directors Institute, an innovative corporate governance initiative focused on the inclusion of business leaders from under-represented communities in corporate board rooms. Ms. Alva received a B.A. in Economics from Barnard College, Columbia University.

About Alkermes plc

Alkermes plc is a fully-integrated, global biopharmaceutical company developing innovative medicines in the fields of neuroscience and oncology. The company has a portfolio of proprietary commercial products focused on addiction and schizophrenia, and a pipeline of product candidates in development for schizophrenia, bipolar I disorder, neurodegenerative disorders and cancer. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Important Additional Information

The company has filed a definitive proxy statement, accompanying proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the company’s 2021 annual general meeting of shareholders. BEFORE

MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the definitive proxy statement and other documents filed by the company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investors” section of the company’s website at www.alkermes.com.

The company, its directors and certain of its executive officers are considered participants in the solicitation of proxies from shareholders in respect of the company’s 2021 annual general meeting of shareholders. Information regarding the names of such participants and their respective interests in the company by security holdings or otherwise is set forth in the company’s definitive proxy statement for the company’s 2021 annual general meeting of shareholders, filed with the SEC on May 10, 2021, and in Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning the company’s focus on high return-on-investment opportunities consistent with its long-term growth strategy and its ability to drive value creation for shareholders; and the potential therapeutic and commercial value of the company’s investigational and commercial products and the company’s work to make a meaningful impact on the lives of patients. The company cautions that forward-looking statements are inherently uncertain. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties, including those risks and uncertainties described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2020 and in subsequent filings made by the company with the SEC, which are available on the SEC’s website at

www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.